Exhibit 14.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements Form S-8 (File Nos. 333-102288 and 333-92491) and Form F-3 (File Nos. 333-115826, 333-114428, 333-47842 and 333-92493) of our report dated June 6, 2005 (except as to Note 1b, 10 and 11e which are dated July 10, 2005 and except as to Notes 1g, 2v, 7b, 16d, 16h and 18 which are dated January 31, 2006), with respect to the consolidated financial statements of Nur Macroprinters Ltd. included in this Annual Report on Form 20-F/A Amendment No. 1 for the year ended December 31, 2004.

Tel-Aviv, Israel March 9, 2006	/s/ KOST FORER GABBAY & KASIERER KOST FORER GABBAY & KASIERER A Member of Ernst & Young Global